STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	5
Beginning Date of Accrual Period	21-Oct-02
End Date of Accrual Period	19-Nov-02
Payment Date	20-Nov-02
Previous Payment Date	21-Oct-02

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount) 47,828,131.21
Principal Collections	37,724,284.23
Interest Collections (net of Servicing Fee)	9,796,228.03
Servicing Fee	489,546.95
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	47,828,131.21
Interest Paid to Notes	2,004,492.46
Principal Paid to Notes	45,334,091.80
Servicing Fee	489,546.95
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	1,174,912,668.00
Principal Collections (including repurchases)	37,724,284.23
Charge off Amount	(94,512.85)
Ending Pool Amount	1,137,093,870.92

Collateral Performance
Cash Yield (% of beginning balance)	10.51%
Charge off Amount (% of beginning balance)	0.10%
Net Yield	10.41%
Cumulative Realized Losses	0.01%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	21,573,783.30
30-59 days number of Home Equity Loans	238
60-89 days principal balance of Home Equity Loans	3,995,176.34
60-89 days number of Home Equity Loans	46
90+ days principal balance of Home Equity Loans	5,960,809.58
90+ days number of Home Equity Loans	68

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	12,076
Number of Home Equity Loans outstanding (Ending of Collection Period)	11,709
Number of Home Equity Loans that went into REO	2
Principal Balance of Home Equity Loans that went into REO	263,615.79

Overcollateralization
Begin Overcollateralization Amount	45,621,142.33
Overcollateralization Release Amount	0.00
Distributable Excess Cash	7,609,807.57
Charge offs	(94,512.85)
End Overcollateralization Amount	53,136,437.05

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateraliztion Amount	45,526,629.48
Interim Overcollateralization Deficiency	84,827,338.16

Excess Cashflow	7,609,807.57

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	84.00%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	36.682359
2. Principal Distribution per $1,000	35.129091
3. Interest Distribution per $1,000	1.553268

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.83000%
2. Formula Rate (1-mo. Libor plus 30bps)	2.13000%
3. Available Funds Cap	10.33170%
4. Note Rate	2.13000%
5. Days in Accrual Period	30

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	2,004,492.46
7. Current Interest and Interest Carrforward Amount paid	2,004,492.46
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	1,129,291,525.67
2. Principal Payment Amount paid	37,724,284.23
3. Distributable Excess Cashflow paid	7,609,807.57
4. Note Principal Amount, after payments	1,083,957,433.87

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.8399515
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9532700